Exhibit 99.1

FOR IMMEDIATE RELEASE

HTG Molecular Diagnostics Reports Fourth Quarter and Full Year 2017 Results

Revenue increased 442% and 188%, respectively, compared to the three and twelve month periods in the prior year driven by development efforts supporting Pharma clinical programs

TUCSON, Ariz., March 22, 2018 -- HTG Molecular Diagnostics, Inc. (Nasdaq:HTGM) (HTG), a provider of instruments, reagents and services for molecular profiling applications, today reported its financial results for the fourth quarter and year ended December 31, 2017.

Recent Accomplishments & Highlights:

•

Achieved revenue of $7.9 million and $14.8 million for the three and twelve months ended December 31, 2017, respectively, which represents a 442% and 188% increase over the respective periods in 2016. Fourth quarter and full year 2017 revenue was driven primarily by the company’s collaborative development services programs.

•

Completed underwritten public offering of 13,915,000 shares of its common stock at a price to the public of $2.90 per share, including 1,815,000 shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares, in January 2018. The aggregate net proceeds from the offering were approximately $37.7 million, after deducting the underwriting discounts and commissions and offering expenses.

•

Entered into a third statement of work for a new clinical assay development program under the company’s Master Assay Development, Commercialization and Manufacturing Agreement with QIAGEN Manchester Limited, (QML), a wholly owned subsidiary of QIAGEN, N.V. (NYSE:QGEN), in connection with a sponsor project agreement between QML and a pharmaceutical company, in January 2018.

•

Entered into a new master collaboration agreement for translational programs with Merck KGaA, Darmstadt, Germany, in December 2017. The master collaboration agreement complements the previously announced master companion diagnostic agreement with Merck KGaA, and includes a statement of work with EMD Serono, the biopharmaceutical business of Merck KGaA, in the United States and Canada.

“We entered 2017 with specific goals to accelerate customer adoption, expand our BioPharma pipeline, initiate commercialization of our CE/IVD products in Europe and strengthen our balance sheet.  2017 exceeded our performance expectations, and we move into 2018 looking forward to continuing our momentum,” said TJ Johnson, President and CEO of HTG Molecular Diagnostics.

Fourth Quarter 2017 Financial Results:

Revenue for the fourth quarter of 2017 was $7.9 million, compared to $1.5 million for the fourth quarter of 2016. Net loss from operations for the fourth quarter of 2017 was $1.7 million, compared to $5.2 million for the fourth quarter of 2016.

Net loss for the fourth quarter of 2017 was $1.9 million, compared to $5.7 million for the fourth quarter of 2016. Net loss per share was $(0.15) for the fourth quarter of 2017 compared to $(0.76) for the fourth quarter of 2016.

Full Year 2017 Financial Results:

Revenue for the year ended December 31, 2017 was $14.8 million, compared to $5.1 million for the year ended December 31, 2016. Net loss from operations for the year ended December 31, 2017 was $17.7 million, compared to $24.3 million for year ended December 31, 2016.

Net loss for the year ended December 31, 2017 was $19.0 million, compared to $26.0 million for the year ended December 31, 2016. Net loss per share for the year ended December 31, 2017 was $(1.79) compared to $(3.66) for the year ended December 31, 2016.

HTG ended 2017 with $10.0 million in cash and equivalents and current liabilities of approximately $13.3 million plus an additional $11.0 million in non-current liabilities. Net proceeds from the underwritten public offering completed on January 23, 2018 were approximately $37.7 million, after deducting for underwriting discounts and commissions and offering expenses.

Conference Call and Webcast:

HTG will host an investment community conference call today beginning at 4:30 p.m. Eastern Time. Conference call and webcast details follow:

Date:Thursday, March 22

Time:4:30pm Eastern Time

Toll Free:(800) 239-9838

International:(323) 794-2551

Conference ID:7843064

Webcast:http://public.viavid.com/index.php?id=128362

About HTG:

HTG is focused on next generation sequencing (NGS) based molecular profiling. The company’s proprietary HTG EdgeSeq technology automates complex, highly multiplexed molecular profiling from solid and liquid samples, even when limited in amount. HTG’s customers use its technology to identify biomarkers important for precision medicine, to understand the clinical relevance of these discoveries, and ultimately to identify treatment options. Our mission is to empower precision medicine at the local level.

-Financial tables follow-

HTG Molecular Diagnostics, Inc.
Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Revenue:
Product and product-related services	$2,374,951	$1,457,781	$6,797,255	$5,132,730
Collaborative development services	5,529,207	—	7,962,312	—
Total revenue	7,904,158	1,457,781	14,759,567	5,132,730
Cost of revenue	1,350,613	1,234,429	4,971,806	4,135,884
Gross margin	6,553,545	223,352	9,787,761	996,846

Operating expenses:
Selling, general and administrative	4,603,491	4,083,832	17,513,742	17,427,777
Research and development	3,632,256	1,384,503	9,996,627	7,900,311
Total operating expenses	8,235,747	5,468,335	27,510,369	25,328,088
Operating loss	(1,682,202)	(5,244,983)	(17,722,608)	(24,331,242)
Other expense, net	(237,895)	(422,239)	(1,234,488)	(1,698,190)
Net loss before income taxes	(1,920,097)	(5,667,222)	(18,957,096)	(26,029,432)
Provision for income taxes	1,898	5,859	2,921	10,118
Net loss	$(1,921,995)	$(5,673,081)	$(18,960,017)	$(26,039,550)

Net loss per share, basic and diluted	$(0.15)	$(0.76)	$(1.79)	$(3.66)
Shares used in computing net loss per share, basic and diluted	12,979,143	7,488,842	10,597,318	7,113,075

HTG Molecular Diagnostics, Inc.
Balance Sheets

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$9,968,600	$7,507,659
Short-term investments available-for-sale, at fair value	—	4,304,901
Accounts receivable	6,356,268	1,377,441
Inventory, net	1,180,521	1,511,053
Prepaid expenses and other	443,068	433,328
Total current assets	17,948,457	15,134,382

Deferred offering costs	2,953	49,630
Property and equipment, net	3,304,890	3,270,197
Total assets	$21,256,300	$18,454,209

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$2,438,798	$761,663
Accrued liabilities	3,746,786	1,670,286
Deferred revenue - current	665,882	335,659
NuvoGen obligation - current	496,442	604,751
Term loan payable - current, net of discount and debt issuance costs of $64,807 at December 31, 2017 and $0 at December 31, 2016	5,793,599	6,389,782
Other current liabilities	200,460	258,850
Total current liabilities	13,341,967	10,020,991
Term loan payable - non-current, net of discount and debt issuance costs of $0 at December 31, 2017 and $263,378 at December 31, 2016	—	5,389,137
NuvoGen obligation - non-current, net of discount	7,520,913	8,017,356
Convertible note, related party - net of debt issuance costs	2,960,760
Other non-current liabilities	492,197	619,587
Total liabilities	24,315,837	24,047,071

Commitments and Contingencies
Total stockholders’ deficit	(3,059,537)	(5,592,862)
Total liabilities and stockholders' deficit	$21,256,300	$18,454,209

Contact:

Ashley Robinson

LifeSci Advisors, LLC

Phone: (617) 775-5956

Email: arr@lifesciadvisors.com

TJ Johnson
President / CEO
HTG Molecular Diagnostics
Phone: (520) 547-2827 x130
Email: tjjohnson@htgmolecular.com